Exhibit 99.1

Computer Software Innovations, Inc. Retains Alliance Advisors to Initiate an Investor Relations Program

EASLEY, S.C.—(BUSINESS WIRE)—July 14, 2006—Computer Software Innovations, Inc. (OTCBB: CSWI; www.csioutfitters.com), CSI Technology Outfitters(TM), today announced that it has retained Alliance Advisors, LLC, an affiliate of Hayden Communications, to initiate a targeted investor relations program. Alan Sheinwald, President of Alliance Advisors, and his team will be advising the Company in all facets of an investor communications program.

Alliance Advisors will provide CSI with an experienced information resource to institutional investors, hedge funds, independent portfolio managers, buy-side and sell-side analysts, and small to large retail brokerage firms. Alliance’s recognized investment management teams will work with CSI’s senior management team to extend market development, investor awareness programs and shareholder communications.

“Our core business of technology and software sales and services has gained recognition in our customer market but is not well known in the investor market space,” said Nancy Hedrick, CEO, of Computer Software Innovations, Inc. “After careful review, we selected Alliance Advisors to ensure that the investment community is kept informed of our products and service expertise and our pursuit of acquisition candidates that will augment and enhance our product offerings. The team at Alliance Advisors is well-respected and has a proven track record on Wall Street. This is extremely important as we look to increase the awareness of CSI and its progress.”

Mr. Sheinwald commented, “CSI continues to experience growth as management executes their strategic plan while surpassing their first year as a publicly traded company. Our team at Alliance is looking forward to working with the company’s knowledgeable senior management as they reach toward their potential.”

About Alliance Advisors, LLC

Alliance Advisors, LLC, an affiliate of Hayden Communications, Inc., assists public companies with market valuations under $100 million by developing and executing investor communications programs dedicated to interfacing with critical corporate investors in a timely and accurate manner. Clients receive the treatment of a larger organization, while Alliance provides the guidance and preparation for exposure required of an emerging public company. As Alliance clients achieve operational consistency, their investor relation campaigns are transitioned to the reach of the broader national institutional investment community.

About Computer Software Innovations, Inc.

Computer Software Innovations, Inc. (OTCBB:CSWI), CSI Technology Outfitters(TM), is a full service company providing software and technology solutions primarily to public sector organizations. Such solutions include financial management software, lesson planning software, networking, IP telephony, wireless, video conferencing, security monitoring, distance and classroom learning projects, engineering services and hardware. CSI’s client base includes school districts, higher education, municipalities, county governments, and other non-profit organizations. Currently, more than 400 public sector organizations utilize CSI’s software systems and network integration services. Additional information on CSI can be obtained through its website at www.csioutfitters.com.

Company Contact:

Computer Software Innovations, Inc.

David Dechant, 864-855-3900

Ddechant@csioutfitters.com

Investor Contact:

Alliance Advisors, LLC

Mark McPartland, 910-221-1827

MarkMcp@allianceadvisors.net

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